Exhibit 6.5

SETTLEMENT AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is made on this 28th day of August, 2020 by and between JCC Trading, LLC (the “Noteholder”) and The 4 Less Group, Inc. (“FLES”).

RECITALS

WHEREAS, through a series of note purchase agreements, a list of notes which is set forth herewith as Exhibit A, attached hereto, (the “Underlying Notes”) the Noteholder has acquired and assumed the majority of existing outstanding debts of FLES, totaling One Million Six Hundred Ninety Two Thousand Six Hundred and Eighty Nine Dollars and Sixty Four Cents ($1,692,689.79) in principal (the “Aggregate Principal Amount”) and Five Hundred Seventy One Thousand, Four Hundred Fifty Three Dollars and Sixty Four Cents ($571,453.64) (the “Aggregate Interest Amount”) for an aggregate total of principal plus interest of Two Million Two Hundred Sixty Four Thousand, One Hundred Forty Three Dollars and Forty Three Cents ($2,264,143.43) (the “Aggregate Note Amount”);

WHEREAS, the Noteholder and FLES have agreed to settle the Aggregate Note Amount such that a) a non-convertible promissory note for One Million Two Hundred Thousand Dollars ($1,200,000) (the “Settlement Note”) and one hundred fifty (150) shares of Series C Preferred Stock (the “Preferred Stock”) shall be exchanged for the Aggregate Principal Amount and b) eight hundred thousand (950,000) cashless exercise warrants with an exercise price of $0.40 per share having a term of three (3) years (the “Warrants”) shall be exchanged for the Aggregate Interest Amount;

AGREEMENT

NOW THEREFORE, in consideration of the Recitals, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

1.   RECITALS

The foregoing recital paragraphs are incorporated into and for a part of this Agreement.

2.   SETTLEMENT

a.	Upon execution of this Agreement, FLES shall deliver the following documents to the Noteholder:

i.	Settlement Note.

1.

The Settlement Note, substantially in the form as described in Exhibit B, attached hereto, fully executed in the amount of One Million Two Hundred Thousand Dollars ($1,2000,000) having a term of twenty four (24) months, with payment of thirty five percent (35%) of the principal due exactly twelve (12) months from the date of the Settlement Note, and the remaining sixty five (65%) being due on the maturity date. The Settlement Note shall carry simple interest of twelve percent (12%) per annum payable monthly. Interest for the first six (6) months of the term shall accrue to the Settlement Note amount.

2.	FLES shall take such steps to ensure that a UCC 1 has been filed in the state of Nevada against any and all assets of FLES as collateral against the Settlement Note.

ii.	Preferred Stock. Evidence of the issuance of exactly one hundred fifty (150) shares of Series C Preferred Stock issued in the name of the Noteholder.

iii.

Warrants. Warrants substantially in the form as described in Exhibit C, attached, hereto, issued to the Noteholder providing the right to purchase up to eight hundred thousand (950,000) shares of common stock of FLES with an exercise price of forty cents ($0.40) per share. The Warrants shall have a term of three (3) years and shall have a cashless exercise.

3.   CLOSING.

a.	Closing shall occur upon the receipt of all documents required under Section 2, supra, and the satisfaction of all Conditions Precedent.

b.

Upon Closing, FLES shall deliver to the transfer agent of record of FLES an irrevocable instruction to reserve such shares of common stock of FLES sufficient to meet those obligations required of FLES pursuant to the Warrants.

4.   CONDITIONS PRECEDENT

The obligations of the parties to this Agreement are subject to the following conditions:

a.

Evidence, to the satisfaction of FLES that all moneys owed pursuant the purchase of the Underlying Notes have been paid by the Noteholder such that the Noteholder is the sole and exclusive owner of the Underlying Notes.

b.	All executed documents required pursuant to Section 2, supra, have been delivered to the satisfaction of the Noteholder.

c.	Evidence, to the satisfaction of the Noteholder, that a Form UCC 1 has been filed with the state of Nevada recording the collateral of any and all assets of FLES against the Settlement Note.

5.   MISCELLANEOUS

a.

JURISDICTION AND VENUE. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of Nevada, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in Clark County, Nevada.

b.

ATTORNEY’S FEES. In the event suit is commenced to enforce this Agreement or otherwise relating to this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs incurred in connection herewith.

c.

SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. The Parties may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the others.

d.

THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

e.

FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated herein.

f.	HEADINGS. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

g.

SEVERABILITY. In the event that any provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

h.

ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, no party hereto makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

i.

COUNTERPARTS. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

j.	MODIFICATION. This Agreement and the Notes may only be modified in a writing signed by all Parties.

THIS SPACE IS INTENTIONALLY BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first set forth above.

“Noteholder”:	“FLES”
JCC Trading, LLC By: /s/____________________ Name: Title: Manager	The 4 Less Group, Inc. By: /s/ Tim Armes Name: Tim Armes Title: CEO

EXHIBIT A

List of Underlying Notes

4 Less Group, Inc.
Note Schedule
7/31/20			Accrued Int	Total Principal
Issue	Maturity	Principal Balance	Balance	and interest
Date	Date	7/31/20	7/31/20	7/31/20

4/25/18	4/24/20	69,730	38,811	108,541
4/25/18	4/24/20	496,696	239,011	735,707
4/25/18	4/24/20	24,485	3,921	28,406
9/10/15	9/10/17	—	3,837	3,837
9/10/15	9/10/17	—	2,282	2,282
12/4/15	12/4/17	—	20,372	20,372
2/3/16	2/3/17	—	1,621	1,621
3/3/16	3/3/17	—	54	54
3/24/16	3/24/17	—	740	740
3/3/16	3/3/17	33,000	24,073	57,073
2/4/16	2/3/17	2,500	—	2,500
3/24/16	3/24/17	27,500	—	27,500
10/24/18	10/24/19	37,400	14,666	52,066
11/14/18	11/14/19	86,625	24,294	110,919
12/14/18	12/14/19	143,000	39,251	182,251
1/9/19	1/9/20	68,750	18,514	87,264
4/3/19	4/3/20	172,149	43,838	215,987
5/15/19	5/15/20	52,500	5,259	57,759
11/22/19	11/22/20	55,000	5,244	60,244
12/23/19	12/23/20	30,000	2,656	32,656
12/27/17	12/27/18	—	2,164	2,164
6/26/19	6/26/20	76,000	14,193	90,193
12/28/18	12/28/19	133,333	29,885	163,218
4/12/19	4/12/20	184,022	36,767	220,789
		1,692,689.79	571,453.64	2,264,143.43

EXHIBIT B

Form of Settlement Note

EXHIBIT B

PROMISSORY NOTE

Amount: $1,200,000 USD	Issue Date: August 28, 2020

The 4 Less Group, Inc., a Nevada corporation (herein called the “Maker”), for value received, hereby promises to pay to JCC Trading, LLC, a Nevada limited liability company (“Holder”), on the Maturity Date (hereinafter defined), or earlier as hereinafter provided, the principal sum of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Principal”), and to pay interest on such Principal, as set forth below.

1)	Definitions.

a)	The term “Maturity Date” shall mean August 28, 2022.

b)	The term “Event of Default” shall mean any event specified in Section 8(a) of this Note.

c)	The term “Note” shall mean this Promissory Note, issued pursuant to the Settlement Agreement entered into by and between the Maker and the Holder dated August 28, 2020.

2)	Payment Terms. The Maker shall irrevocably and unconditionally pay to Holder, without set-off or deduction, the Principal as follows:

a)	Exactly Four Hundred Forty-Five Thousand Two Hundred Dollars ($445,200.00) shall be paid by the Maker to the Holder on the first (1st) anniversary of this Note.

b)	Exactly Eight Hundred Twenty-Six Thousand Eight Hundred Dollars ($826,800.00) plus any and all accrued interest under this Note shall be paid by the Maker to the Holder on the Maturity Date.

c)

This Note shall accrue simple interest of exactly twelve percent (12%) per annum payable monthly. interest for the first six (6) months of the term shall accrue and be added to the Principal. In no event shall Holder be entitled to receive interest in excess of the legally permissible rate of interest.  In the event that Holder receives payments under this Note that are deemed excessive interest under applicable law, such excess will be applied first to the costs referred to in Section 12 hereof and then to the Principal of this Note. If, in such instance, such costs and the Principal are paid in full, any remaining excess shall be refunded to the Maker.

3)

Acceleration.  Notwithstanding any provision of this Note to the contrary, upon the occurrence of an Event of Default (hereinafter defined) under this Note, the Principal and all then accrued interest thereon under this Note shall become immediately due and payable, without demand, notice or other action by Holder. All payments received by Holder after an Event of Default under this Note will be applied first to the costs referred to in Section 12 hereof, then to all accrued interest hereunder under this Note and next to the Principal of this Note.

4)

Place and Manner of Payment.  All payments of Principal and interest under this Note (and all other amounts payable hereunder) shall be made to Holder on the Maturity Date, or earlier as and to the extent provided in this Note, at the address of Holder hereinbefore set forth or, at Holder’s request, to Holder at such other place as Holder may, from time to time, designate in writing (or by wire transfer pursuant to written instructions provided to Maker by Holder). If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day. All payments of Principal and interest under this Note shall be deemed made only upon receipt by Holder.

5)

Prepayment.  The Maker shall have the right to prepay the unpaid Principal of this Note, and/or any accrued interest thereon under this Note, in whole or in part, at any time prior to the Maturity Date without a penalty or premium and subject to this section.

6)

Security.  This Note shall be secured by any and all assets of the Maker which shall be recorded on a duly filed Form UCC 1 in the state of Nevada, in a form substantially described in Exhibit A, attached hereto.

7)	Fees. Each party shall be responsible for its own costs and professional fees.

8)	Default.

a)

If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), each such event shall, for purposes of this Note, be deemed an “Event of Default”:

i)

default by the Maker in payment of the Principal of this Note or any accrued interest hereunder, as and when the same shall become due and payable, whether at Maturity or on a date fixed for payment, prepayment, or by acceleration or otherwise; or

ii)	default by the Maker in the performance or observance by it of any other covenant, agreement, term or condition contained in this Note; or

iii)	the Maker’s making of an assignment for the benefit of its creditors or admitting in writing its inability to pay its debts generally as they become due; or

iv)	a trustee, liquidator or receiver being appointed for the Maker for a substantial part of its property or business without its consent; or

v)

any governmental agency or any court of competent jurisdiction at the instance of any governmental agency assuming custody or control of the whole or any substantial portion of the properties or assets of the Maker; or

vi)

one or more money judgments, writs or warrants of attachment, or similar process, in excess of five thousand dollars ($5,000) in the aggregate, is entered or filed against the Maker or any of its properties or other assets and  remains unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days; or

vii)	the entry of a final order, judgment or decree adjudicating the Maker bankrupt or insolvent; or

viii)

the Maker’s petitioning or applying to any court of competent jurisdiction or other tribunal for the appointment of a trustee or receiver, or of any substantial part of its assets or properties, or the commencement by the Maker of any proceedings under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or similar law of any jurisdiction whether now or hereafter in effect; or the filing of any such petition or application, or the commencement of any such proceedings, against the Maker, if the Maker by any act indicates its approval thereof, consents or acquiesces therein, or the entry of any order, judgment or decree appointing any such trustee or receiver, or approves the petition in any such proceedings, if such order, judgment or decree remains unstayed or unbonded and in effect for more than thirty (30) days; or

ix)

the Maker has its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, and trading in the Common Stock is suspended for more than 10 consecutive days or the Maker causes itself to lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange) or if it ceases to file its 1934 act reports with the SEC;

x)

the Maker transfers all or substantially all of its assets to any person or third party in a single transaction or series of related transactions, or undergoes a change of control, or effects any consolidation or merger with or into another person or entity in which the Maker is not the surviving entity.

b)

Upon the occurrence of an Event of Default, the Holder of this Note may, by notice in writing to the Maker, declare the Principal of this Note then outstanding and all interest accrued thereon under this Note, to be immediately due and payable without presentment, demand or other notice of any kind, all of which are hereby waived, and upon any such notice the same shall become and shall be immediately due and payable, notwithstanding anything contained in this Note to the contrary.

9)

Loan Reinstatement.  If, at any time after payment in full of this Note, any payments previously made under this Note must be disgorged by the Holder for any reason whatsoever, this Note shall be reinstated as to all disgorged payments as if such payments had not been made, until payment in full of all obligations of the Maker under this Note are made.

10)

Waiver of Presentment, Demand and Notice.  The Maker hereby waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the terms of this Note (except as specifically provided elsewhere in this Note) and the Maker hereby agrees that its liability under this Note shall be without regard to the liability of any other party, including any guarantor of this Note, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder. The Maker hereby agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note without notice to the Maker and without affecting the Maker’s liability hereunder.

11)

Right to Cure.  Regardless of anything stated otherwise, Maker shall have ten (10) business days to cure any breach of this Note by remitting payment of all amounts due and owing hereunder to the Holder from the date of written notice of default.

12)

Costs of Collection.  In the event that Holder shall take any action to enforce its rights under this Note after an Event of Default, including the commencement of any legal action or proceeding to enforce the terms of this, the Holder shall be entitled to recover from the Maker, upon demand, all costs and expenses incurred by it in connection therewith (including, without limitation, all of Holder’s attorneys’ fees and disbursements), together with interest on any judgment obtained against Maker, at the then prevailing legal rate of interest.

13)	Remedies Cumulative. The rights and remedies of Holder provided in this Note shall be cumulative and concurrent and exclusive of all rights and remedies provided by law or in equity and Holder may,

at its election, pursue its rights and remedies against the Maker hereunder or thereunder, singly, successively, or together, at the sole discretion of Holder, and all of such rights and remedies may be exercised separately as often as occasion therefor shall occur.  The failure of Holder to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

14)

Severability.  If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be unaffected thereby.

15)

No Waiver by Holder.  Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in any such writing.  A waiver of one event shall not be construed as continuing or constitute a bar to or waiver of any right or remedy with respect to a subsequent event.

16)

Modification; Governing Law.  The provisions of this Note may not be modified or amended except by an instrument in writing signed by the party to be bound thereby.  This Note and the respective rights and obligations of the Maker and Holder hereunder shall be governed by and construed in accordance with the laws of the state of Nevada without regard for the conflicts of law principles thereof.

17)

Notice.  Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand is directed or (ii) by being sent as first class mail, postage prepaid, or (iii) being sent via nationally recognized overnight carrier, in any event to the address provided on the signature page, or if any other address shall at any time be designated by Maker in writing to the Holder at the time of such designation to such other address  Notwithstanding the foregoing, no notice shall be effective as to Holder until actually received by Holder.  Any written notice that is not sent in conformity with the provisions here-of shall nevertheless be effective on the date that such notice is actually received by the noticed party.

18)

Binding Effect.  This Note shall be binding upon the Maker and its successors and permitted assigns and shall inure to the benefit of Holder and its successors and assigns. The Maker shall not have the right to assign this Note, or any of its obligations hereunder, without the written consent of Holder, which consent shall be within Holder’s sole and absolute discretion. This Note shall extend to and enure to the benefit of the Maker, its successors and assigns, and every reference herein to the Holder as a reference to and shall be construed as including the Holder, its successors and assigns, to and upon whom this promissory note shall extend and be binding. The Holder in its sole and absolute discretion may assign this note to any third party without the consent of the Maker.

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be signed in its name by its duly authorized officer and to be dated the day and year above written.

“MAKER”

THE 4 LESS GROUP, INC.

By: /s/ Tim Armes

Name: Tim Armes

Title: President and CEO

EXHIBIT A

Sample UCC language

“all of the right, title and interest of debtor in and to all furniture, furnishings, equipment, machinery, goods, general intangibles, intellectual property, software, money, insurance proceeds, accounts, receivables, contract rights, inventory, all refundable, returnable, or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of debtor with any governmental agencies, boards, corporations, providers or utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs, all as presently and hereinafter deposited with the secured party pursuant to that promissory note issued by The 4 Less Group, Inc. to JCC Trading, LLC and all other personal property of any kind or character as defined in and subject to the provisions of the Nevada Uniform Commercial Code, which are now or hereafter acquired or are now located or to be located within the State of Nevada, together with all accessions, replacements and substitutions thereto or therefor and the proceeds thereof.”

EXHIBIT C

Form of Warrant

EXHIBIT C

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

THE 4 LESS GROUP, INC.

Warrant Shares: 950,000	Issue Date: August 28, 2020

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, JCC Trading, LLC or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the  date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the three (3) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from The 4 Less Group, Inc., a Nevada corporation (the “Company”), up to 950,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock; provided, however, in the event that the Conversion Price is adjusted pursuant to 2(b) below, then upon each such adjustment the number of Warrant Shares issuable under this Warrant shall increase such that the aggregate Exercise Price immediately prior to such adjustment shall equal the aggregate Exercise Price immediately following such adjustment.  The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).  This Common Stock Purchase Warrant is being issued pursuant to the Settlement Agreement dated August 28, 2020 and entered into by and between the Holder and the Company (“Settlement Agreement”), as an exchange to the Underlying Notes (as defined in the Settlement Agreement), pursuant to Section 3(a)(9) of the Securities Act (the “Act”) and in compliance with Rule 144 of the Act, generally.

Section 1.         Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Settlement Agreement between the Company and the Holder, dated August 28, 2020.

Section 2.         Exercise.

a)         Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (“Notice of Exercise”).  Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein)

following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise.  No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice.  The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)         Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $0.40 subject to adjustment hereunder (the “Exercise Price”); subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement.

c)         Cashless Exercise.  If at any time after the Closing Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder at a time when the Holder exercises all or any portion of this Warrant, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	Exercise Price of this Warrant, as adjusted hereunder; and

(X) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c). {do we need to specify the tacking period of the prior debentures

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Company’s common stock is not quoted on a Trading Market, the, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such other exchange or quotation system, as applicable, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is quoted for trading on such other exchange or quotation system, as applicable, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such other exchange or quotation system, as applicable, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d)         Mechanics of Exercise.

i.          Delivery of Warrant Shares Upon Exercise.  The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”).   Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided  that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise.  If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $100 per Trading Day (increasing to $200 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

ii.         Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.        Rescission Rights.  If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.         Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.         No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.        Charges, Taxes and Expenses.  Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.       Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)         Holder’s Exercise Limitations.  The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other  Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.   To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.   In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant.  The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply.  Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.         Certain Adjustments.

a)         Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)         Reserved.

c)         Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)         Pro Rata Distributions.  During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)         Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  Notwithstanding anything to the contrary,  in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction.  “Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365-day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.  The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction).  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)         Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g)         Notice to Holder.

i.          Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.         Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice  except as may otherwise be expressly set forth herein.

h)         Voluntary Adjustment by Company.  Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4.         Transfer of Warrant.

a)         Transferability.  Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full.  The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)         New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)         Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)         Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e)         Representation by the Holder.  The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.         Miscellaneous.

a)         No Rights as Stockholder Until Exercise; No Settlement in Cash.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.  Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b)         Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)         Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken, or such right may be exercised on the next succeeding Business Day.

d)         Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)         Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f)         Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)         Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.  Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)         Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i)         Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)         Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)         Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)          Amendment.  This Warrant may be modified or amended, or the provisions hereof waived with the written consent of the Company and the Holder.

m)        Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)         Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

THE 4 LESS GROUP, INC.

By: /s/ Tim Armes

Name:  Tim Armes

Title:  President and CEO

NOTICE OF EXERCISE

TO:      THE 4 LESS GROUP, INC.

(1)   The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)   Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[ ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)   Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4)   Accredited Investor.  The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

________________________________________________________________________

Signature of Authorized Signatory of Investing Entity:

_________________________________________________

Name of Authorized Signatory:

___________________________________________________________________

Title of Authorized Signatory:

____________________________________________________________________

Date:

___________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:________________________

Holder’s Address:_________________________